Exhibit 10.11

TUPPERWARE BRANDS CORPORATION

SUPPLEMENTAL PLAN

(amended and restated effective January 1, 2009)

TUPPERWARE BRANDS CORPORATION

SUPPLEMENTAL PLAN

i

ii

ARTICLE I

Introduction

Section 1.1. Name. The name of the Plan shall be the “Tupperware Brands Corporation Supplemental Plan.”

Section 1.2. Purpose. The Company and its Affiliates sponsor the Defined Benefit Plan and the Defined Contribution Plan for the benefit of certain of their U.S. employees and their Beneficiaries. These plans are intended to be tax-qualified plans under section 401(a) of the Code.

The Defined Benefit Plan and the Defined Contribution Plan are subject to limitations under section 415 of the Code that may result in the diminution of benefits and allocations payable on behalf of certain employees. The Defined Benefit Plan and the Defined Contribution Plan also contain certain other restrictions, including restrictions under sections 401(a)(17), 401(k) and 402(g) of the Code, that sometimes result in a diminution of benefits and allocations available to certain highly compensated employees. The Plan was established to offset these diminutions for persons who are eligible to participate in the Plan pursuant to Section 3.1 or 4.1. Effective July 1, 2005, benefit accruals ceased under the Defined Benefit Plan. Thus, since that date no new benefits have been earned under the Plan in respect of the Defined Benefit Plan. The benefits under the Plan are intended to constitute benefits under an unfunded “excess benefit plan” as defined in section 3(36) of ERISA.

Section 1.3. Effective Date. The Plan replaces the Tupperware Company Supplemental Plan, effective as of April 1, 1996, as amended from time to time (the “Prior Plan”), effective as of January 1, 2009.

Section 1.4. Administration of the Plan. The Plan shall be administered by the Committee or its delegate. The Committee shall have, to the extent appropriate, the same powers, rights, duties, and obligations with respect to the Plan as do the administrative committees of the Defined Benefit Plan and the Defined Contribution Plan; provided, however, that any decision of the Committee with respect to any matter within its authority shall be final, binding, and conclusive upon the Employers and each Participant, Supplemental Benefit Participant, former Participant, former Supplemental Benefit Participant, designated Beneficiary and each person claiming under or through any Participant, Supplemental Benefit Participant or designated Beneficiary, and no additional authorization or ratification by the Board of Directors or stockholders of the Company shall be required. The Committee’s duties and authority under the Plan shall include (i) the interpretation of the provisions of the Plan, (ii) the adoption of any rules and regulations which may become necessary or advisable in the operation of the Plan, (iii) the making of such determinations as may be permitted or required pursuant to the Plan, and (iv) the taking of such other action as may be deemed by the Committee as necessary for the proper administration of the Plan in accordance with its terms. Any action by the Committee with respect to any one or more Participants or Supplemental Benefit Participants shall not be binding on the Committee as to any action to be taken with respect to any other Participant or Supplemental Benefit Participant. Committee members may be Participants or Supplemental Benefit Participants, but no member of the Committee may participate in any decision directly affecting the computation of his or her benefits or rights under the Plan.

ARTICLE II

Definitions

Unless the context clearly indicates otherwise, capitalized terms in the Plan that are not defined in Article II shall have the meaning specified in the Defined Benefit Plan or Defined Contribution Plan, as applicable, and the following terms shall have the meanings stated below.

“Account” shall mean the account established on the Company’s financial ledgers on behalf of a Participant to which the Participant’s Salary Reduction Contributions made before January 1, 2007 and Employer-Provided Benefits and earnings on such contributions and benefits shall be credited.

“Affiliate” shall mean (a) a corporation that is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as an Employer; (b) a trade or business (whether or not incorporated) under common control (within the meaning of section 414(c) of the Code) with an Employer; (c) any organization (whether or not incorporated) that is a member of an affiliated service group (within the meaning of section 414(m) of the Code) that includes (i) an Employer, (ii) a corporation described in clause (a) of this definition or (iii) a trade or business described in clause (b) of this definition; or (d) any other entity that is required to be aggregated with an Employer pursuant to regulations promulgated under section 414(o) of the Code by the U.S. Treasury Department. A corporation, trade or business or entity shall be an Affiliate only for such period or periods of time during which such corporation, trade or business or entity is described in the preceding sentence.

“Beneficiary” shall mean a person who, or entity which, is entitled to a Participant’s or Supplemental Benefit Participant’s interest under the Plan in the event of the Participant’s or Supplemental Benefit Participant’s death, as further described in Section 9.1.

“Change of Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, as determined in accordance with this definition. In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply:

(a) A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company, or to have effective control of the Company within the meaning of part (b) of this definition, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Company.

(b) A “change in the effective control” of the Company shall occur on either of the following dates:

(i) The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vi). If a person or group is considered to possess 30% or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of the Company; or

(ii) The date on which a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vi).

(c) A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii)(B).

In the event of a merger, combination or similar corporate transaction with another entity pursuant to which both the Company and such other entity would experience a Change of Control, a Change of Control shall not be considered to have occurred with respect to the Company if the Company’s “change in the ownership,” “change in the effective control” or “change in the ownership of a substantial portion of the assets”, required a lower percentage change than that of the other entity involved in such merger, combination or similar corporate transaction.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the Management Committee for Employee Benefits of the Company.

“Company” shall mean the Tupperware Brands Corporation and its successors or assigns.

“Compensation” shall have the same meaning as the term “Compensation” under the Defined Contribution Plan.

“Compensation Committee” shall mean the Compensation and Management Development Committee of the Tupperware Brands Corporation Board of Directors.

“Defined Benefit Account” shall mean the account established on the Company’s financial ledgers on behalf of a Participant to which the amount described in Section 4.2 shall be credited.

“Defined Benefit Plan” shall mean the Tupperware Brands Corporation Base Retirement Plan.

“Defined Contribution Plan” shall mean the Tupperware Brands Corporation Retirement Savings Plan.

“Effective Date” shall mean January 1, 2009.

“Employer” shall mean the Company, any of its Affiliates or other related entity with employees who participate in the Defined Benefit Plan or Defined Contribution Plan.

“Employer-Contribution Benefits” shall mean the amounts of Employer Contributions that would have been allocated to a Participant’s account under the Defined Contribution Plan but for any limitation described in Section 3.1.

“Employer-Provided Benefits” shall mean the benefits described in Section 3.2(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Highly Compensated Employee” shall mean an employee of an Employer whom the Committee determines to be a highly compensated employee within the meaning of section 414(q) of the Code.

“Leave of Absence” shall mean a leave, whether paid or unpaid, authorized by a Participant’s or Supplemental Benefit Participant’s Employer for a period not to exceed the longer of (i) six months and (ii) the period of leave set forth in a written agreement between the Participant or the Supplemental Benefit Participant, as the case may be, and his or her Employer.

“Level 1 Employee” shall mean an employee who is designated as a Level 1 employee by the Committee.

“Participant” shall mean a Highly Compensated Employee or former Highly Compensated Employee or a Level 1 Employee or former Level 1 Employee who meets the participation requirements set forth in Section 3.1, 4.1 or 6.1, as applicable, and who has not received a complete distribution of his or her benefits under the Plan. Such term does not reference a Participant to the extent he or she is a Supplemental Benefit Participant.

“Plan” shall mean the Tupperware Brands Corporation Supplemental Plan, as amended from time to time.

“Plan Year” shall mean a calendar year.

“Retirement” shall mean an employee’s Separation from Service from his or her Employer on or after the earlier of (i) the attainment of age 55 and completion of at least ten (10) years of service with the Employer or (ii) the attainment of age 65.

“Salary Reduction Contributions” shall mean the amount of Employer Before-Tax Contributions that a Participant would have made to the Defined Contribution Plan for a Plan Year before the Plan Year beginning January 1, 2007 but for any limitation described in Section 3.1, assuming that the Participant’s rate of Employee Before-Tax Contributions under the Defined Contribution Plan in effect for immediately preceding January 1 of the relevant Plan Year remained in effect for such Plan Year.

“Separation from Service” shall mean an employee’s separation from service with the Employers, as described in Treasury Regulation § 1.409A-1(h) or the expiration of a Leave of Absence of the Participant or Supplemental Benefit Participant, as the case may be.

“Specified Employee” shall mean an eligible employee determined by the Committee to be a “specified employee” within the meaning of section 409A(a)(2)(B)(i) of the Code.

“Supplemental Benefit Account” shall mean the account established on the Company’s financial ledgers on behalf of a Supplemental Benefit Participant to which his or her supplemental retirement benefits described in Section 5.1 and earnings thereon shall be credited.

“Supplemental Benefit Participant” shall mean an employee or former employee of the Company or an Affiliate (i) who was employed on June 30, 2005 in a position at the Director level or above, other than E.V. Goings, Chief Executive Officer of the Company, as reflected on the payroll records of the Company or an Affiliate, (ii) whose annual rate of base pay on June 30, 2005 exceeded $120,000, and (iii) who was actively employed by the Company or an Affiliate on December 31, 2005.

ARTICLE III

Benefit Limitations Relating to the Defined Contribution Plan

Section 3.1. Participation. Each Participant who participated in the Prior Plan under its Article III on December 31, 2008 shall continue to participate in the Plan under this Article III as of January 1, 2009 unless he or she has received a full distribution of his or her Account. Each other person who is a Highly Compensated Employee or a Level 1 Employee and who is a participant in the Defined Contribution Plan shall become a Participant for purposes of this Article on the first date upon which employee contributions, employer contributions, forfeitures, compensation or allocations under the Defined Contribution Plan are restricted for such person as a result of the provisions of section 401(a)(17), 402(g) or 415 of the Code or any successor provision thereto, or any combination of such sections, or as a result of any limitation imposed by the Company on elective deferrals under the Defined Contribution Plan to enable it to pass the actual deferral percentage and actual compensation percentage discrimination tests of section 401(k) and 401(m) of the Code.

Section 3.2. Account Allocations.

(a) Employer-Provided Benefits. Each Participant’s Account shall be credited (i) with amounts equal to the Participant’s Employer-Contribution Benefits as soon as administratively practicable after the end of each quarter in which such amounts would have been allocated to the Participant’s account under the Defined Contribution Plan but for any limitation described in Section 3.1 and (ii) beginning with the end of the calendar quarter in which a Participant’s Compensation for a Plan Year under the Defined Contribution Plan exceeds the limitation imposed under section 401(a)(17) of the Code and ending with the last calendar quarter of such year, with an amount equal to 3% of the Participant’s Compensation in excess of such limitation. Amounts so credited shall be credited as of the end of the pay period in which they otherwise would have been credited under the Defined Contribution Plan.

(b) Leave of Absence.

(i) Paid Leave. If a Participant is authorized by his or her Employer to take a paid Leave of Absence from employment, then the Participant’s Account shall be credited with Employer-Provided Benefits during such Leave of Absence, so long as the Participant continues to make Before-Tax Contributions to the Defined Contribution Plan during such Leave of Absence. Upon the expiration of the paid Leave of Absence, the Participant shall be deemed to have a Separation from Service if the Participant has not returned to employment before such expiration.

(ii) Unpaid Leave. If a Participant is authorized by his or her Employer to take an unpaid Leave of Absence from the employment of the Employer for any reason, then the Participant’s Account shall cease to be credited with Employer-Provided Benefits. The Participant shall be deemed to have a Separation from Service upon the expiration of such Leave of Absence if the Participant has not returned to employment before such expiration.

Section 3.3. Vesting. A Participant’s interest in his or her Account shall become nonforfeitable when and to the extent such account would have become nonforfeitable had it been earned under the Defined Contribution Plan. Notwithstanding the previous sentence, a Participant (or his or her Beneficiary) shall have no right to any payment of his or her Account if the Committee determines that the Participant engaged in a willful, deliberate or gross act of commission or omission that is substantially injurious to the finances or reputation of the Company or any of its Affiliates.

ARTICLE IV

Benefit Limitations Relating to the Defined Benefit Plan

Section 4.1. Participation. Each Participant who participated in the Prior Plan under its Article IV on December 31, 2008 shall continue to participate in the Plan under this Article IV as of January 1, 2009, unless he or she has received a full distribution of his or her Defined Benefit Account.

Section 4.2. Benefit Amount. The Defined Benefit Account of a Participant described in Section 4.1 shall be established as of the date of the Participant’s Separation from Service. The Defined Benefit Account shall be credited with a single, cash lump sum amount that is the actuarial equivalent of the single life annuity under the Defined Benefit Plan that the Participant could have received under the Defined Benefit Plan on such date if the restrictions in section 401(a)(17) or 415 of the Code (or both) did not apply, less the amount that is the actuarial equivalent of the single life annuity the Participant could have received under the Defined Benefit Plan as of the date of his or her Separation from Service. For purposes of this Section, “actuarial equivalent” shall be determined on the same basis as single sum distributions payable under the Defined Benefit Plan and shall be subject to the same actuarial factors and adjustments.

Section 4.3. Leave of Absence. If a Participant described in Section 4.1 is on a Leave of Absence on December 31st of any year, then the Participant’s Defined Benefit Account shall be established and credited with the amount described in Section 4.2 as if the first day of such Leave of Absence were the date of the Participant’s Separation from Service. Upon the expiration of such Leave of Absence, the Participant shall be deemed to have a Separation from Service if the Participant has not returned to employment before such expiration. If the Participant returns to employment before the expiration of his or her Leave of Absence, then the Participant’s Defined Benefit Account shall be forfeited and reestablished upon the Participant’s Separation from Service in accordance with Section 4.2 or the expiration of a subsequent Leave of Absence in accordance with this Section 4.3.

Section 4.4. Vesting. A Participant’s interest in his or her Defined Benefit Account shall become nonforfeitable when and to the extent such account would have become nonforfeitable had it been earned under the Defined Benefit Plan. Notwithstanding the previous sentence, a Participant (or his or her Beneficiary) shall have no right to any payment of his or her Defined Benefit Account if the Committee determines that the Participant engaged in a willful, deliberate or gross act of commission or omission that is substantially injurious to the finances or reputation of the Company or any of its Affiliates.

ARTICLE V

Supplemental Benefits

Section 5.1. Supplemental Retirement Benefit. For each calendar year, there shall be allocated to the Supplemental Benefit Account of each Supplemental Benefit Participant who is actively employed or on a paid Leave of Absence on the last day of such year a percentage of the excess over $120,000 of the sum of (i) the bonus paid to the Supplemental Benefit Participant in such year (ii) the portion of the bonus that would have been paid to the Supplemental Benefit Participant in such year but for his deferral election under the Tupperware

Brands Corporation Executive Deferred Compensation Plan (or any successor thereto) and (iii) such Supplemental Benefit Participant’s base pay earned for such year. The applicable percentage of such excess is set forth below, subject to the applicable maximum set forth below.

Age on December 31	Percentage of Base Pay and Bonus in Excess of $120,000	Maximum Allocation
Under age 40	2%	$500
Age 40 – 44	4%	1,500
Age 45 – 49	6%	4,500
Age 50 – 54	8%	7,250
Age 55 – 59	10%	9,000
over age 60	12%	13,000

Allocations to Supplemental Benefit Accounts shall be made as soon as administratively practicable after the end of each year.

Section 5.2. Vesting. A Supplemental Benefit Participant’s interest in his or her Supplemental Benefit Account shall become vested in accordance with the following schedule:

Completed Years of Service	Vested Percentage
fewer than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%

Notwithstanding the foregoing provisions of this Section 5.2, a Supplemental Benefit Participant shall become 100% vested in his or her Supplemental Benefit Account if he or she

(a) attains age sixty-five (65) while an Employee;

(b) dies or suffers a Disability while an Employee;

(c) began participation in the Plan before January 1, 1990 and he or she attains age sixty (60) while an Employee; or

(d) contributions to the Plan are completely discontinued while the Supplemental Benefit Participant is an Employee or the Plan is terminated and he or she is affected by such partial termination.

Notwithstanding the previous sentence, a Supplemental Benefit Participant (or his or her Beneficiary) shall have no right to any payment of his or her Supplemental Benefit Account if the Committee determines that the Supplemental Benefit Participant engaged in a willful, deliberate or gross act of commission or omission that is substantially injurious to the finances or reputation of the Company or any of its Affiliates.

ARTICLE VI

Change of Control Benefit

Section 6.1. Participation. Each Participant shall become entitled to a benefit under this Article only if he or she is covered by an employment agreement with his or her Employer which becomes effective upon a Change of Control.

Section 6.2. Benefit Amount. A Participant described in Section 6.1 shall receive a single, cash lump sum payment pursuant to this Article VI only if there is a Change of Control and the person incurs a Separation from Service from his or her Employer within two years following the Change of Control. The amount payable to a Participant shall equal the excess of:

(a) the sum of the Participant’s account balance under the Defined Contribution Plan and the lump sum actuarial equivalent of his or her benefit under the Defined Benefit Plan (using its actuarial assumptions) had the Participant been fully vested in such plans on the date of his or her Separation from Service; over

(b) the sum of the Participant’s vested account balance under the Defined Contribution Plan and the lump sum actuarial equivalent of his or her vested benefit under the Defined Benefit Plan (using its actuarial assumptions) on the date of his or her Separation from Service.

Section 6.3. Time of Payment. The amount described in Section 6.2 shall be paid to a Participant before the ninetieth day after the date of his or her Separation from Service. Notwithstanding the immediately preceding sentence, if a Participant is a Specified Employee on the date of the Participant’s Separation from Service, such amount shall be paid to the Participant on the first day of the month following the date that is six months after the date of the Participant’s Separation from Service. The payment delayed pursuant to the immediately preceding sentence shall be paid to the Participant as soon as practicable, and in no event more than sixty days, after the date which is six months after the date of Separation from Service or, if earlier, the date of the Participant’s death.

ARTICLE VII

Earnings

Section 7.1. Earnings on Accounts and Supplemental Benefit Accounts. The balance of each Account shall be adjusted monthly and the balance of each Supplemental Benefit Account shall be adjusted quarterly to reflect the amount of earnings on the Fidelity Managed Income Portfolio Fund to be credited or debited to such accounts, as adjusted by the Committee pursuant to this Section 7.1, for the relevant period. These adjustments shall be made until the date the Account or Supplemental Benefit Account, as the case may be, is completely distributed, unless installment payments were elected pursuant to Section 8.2, in which case adjustments will cease as of the date of the Separation from Service of the Participant or Supplemental Participant, as the case may be. In determining the amount of adjustment, the Committee may take into account fees and expenses incurred in the administration of the Plan.

Section 7.2. Installment Payments. If a Participant or Supplemental Participant elected annual installments pursuant to Section 8.2, then the Plan’s actuary will calculate as of the first day of the month immediately prior to the month in which the installments are to commence the 10 year certain annuity Actuarially Equivalent value of his or her vested benefit under the Plan. After the calculation is completed, any earnings adjustments pursuant to Section 7.1 shall cease. The Committee may authorize the actuary to take into account fees and expenses incurred in the administration of the Plan before calculating the 10 year certain annuity value of such vested benefit.

Section 7.3. Actual Investment Not Required. The amounts credited to a Participant’s or Supplemental Benefit Participant’s accounts need not actually be invested in the Fidelity Managed Income Portfolio Fund. If the Company should from time to time make any investment similar to the Fidelity Managed Income Portfolio Fund, such investment shall be solely for the Company’s own account and the Participant or Supplemental Benefit Participant, as the case may be, shall have no right, title or interest therein. Accordingly, each Participant and Supplemental Benefit Participant is solely an unsecured creditor of the Company and his or her Employer with respect to any amount payable to him or her under the Plan.

Section 7.4. Investment Notices. An annual statement describing the performance of the Fidelity Managed Income Portfolio Fund shall be provided to Participants and Supplemental Benefit Participants.

ARTICLE VIII

Distributions

Section 8.1. Default Distribution Provisions. To the extent a Participant or Supplemental Benefit Participant does not make an election pursuant to Section 8.2, his or her vested Account, vested Defined Benefit Account and vested Supplemental Benefit Account, as applicable, shall be paid in a single, cash lump sum to the Participant or Supplemental Benefit Participant within 60 days after the seventh month following the month in which the date of Participant’s or Supplemental Benefit Participant’s Separation from Service occurs.

Section 8.2. Initial Deferral Election. A Participant’s or Supplemental Benefit Participant’s initial deferral election with respect to the time and form of payment of his or her vested benefit under the Plan shall be effective only if submitted before the earliest to occur of (i) the beginning of the first year in which the Participant or Supplemental Benefit Participant earns a benefit under the Plan, (ii) for a newly eligible Participant or Supplemental Benefit Participant who was not then eligible under any other excess benefit plan within the meaning of the Treasury Regulation § 1.409A-2(a)(7)(iii), no later than thirty (30) days after the beginning of the calendar year immediately following the first year in which such Participant earns a benefit under Article IV and (iii) for a newly eligible Participant or Supplemental Benefit Participant who was not then eligible under any other nonqualified deferred compensation plan of the same type maintained by the Company or any Affiliate, within thirty (30) days of the date he or she becomes newly eligible. Such a Participant or Supplemental Benefit Participant may elect to receive his or her vested benefits under the Plan (i) in a single, cash lump sum payable on the first day of the seventh month after the date of his or her Separation from Service, (ii) in a single, cash lump sum payable on the first day of the thirteenth month after the date of his or her Separation from Service, (iii) in substantially level annual installments over a period of ten (10) years beginning on the first day of the seventh month after the date of his or her Separation from Service, or (iv) in substantially level annual installments over a period of ten (10) years beginning on the first day of the thirteenth month after the date of his or her Separation from Service. A Participant or Supplemental Benefit Participant shall be allowed to make two initial elections, one of which shall become effective upon his or her Retirement and the other shall become effective upon his or her Separation from Service other than by reason of Retirement if such Separation from Service occurs prior to his or her Retirement.

Section 8.3. Valid Elections. All elections under the Plan made by a Participant or Supplemental Benefit Participant must be completed and signed by the Participant or Supplemental Benefit Participant, timely delivered to the Committee and accepted by the Committee in order for such elections to be valid.

Section 8.4. Delays in the Timing of Distributions.

(a) Section 162(m). The Company shall delay a payment to a Participant or Supplemental Benefit Participant, as the case may be, to the extent the Company reasonably anticipates that if the payment were made as scheduled, the Company would not be permitted fully to deduct the payment under section 162(m) of the Code, provided that the payment is made, at the Company’s discretion, either (i) during the Participant’s or Supplemental Benefit Participant’s first taxable year in which the Company reasonably anticipates that the payment would be deductible for such year or (ii) during the period beginning with the date of the Participant’s or Supplemental Benefit Participant’s Separation from Service and ending on the later of (y) the last day of the Company’s taxable year in which the Participant’s or Supplemental Benefit Participant’s Separation from Service occurs and (z) the fifteenth day of the third month following the Participant’s or Supplemental Benefit Participant’s Separation from Service. If a payment is delayed to a date on or after the Participant’s or Supplemental Benefit Participant’s Separation from Service, however, and the Participant or Supplemental Benefit Participant, as the case may be, is a Specified Employee on the date of his or her Separation from Service, then the payment is treated as a payment on account of the

Participant’s or Supplemental Benefit Participant’s Separation from Service. Thus, in the case of a delayed payment to such a Participant or Supplemental Benefit Participant, the payment shall be made during the period beginning with the date that is six months after the Participant’s or Supplemental Benefit Participant’s Separation from Service and ending on the later of (y) the last day of the Company’s taxable year in which occurs the last day of the sixth month period beginning on the date after the Participant’s or Supplemental Benefit Participant’s Separation from Service and (z) the fifteenth day of the third month following the last day of the sixth month beginning on the date after the Participant’s or Supplemental Benefit Participant’s Separation from Service. The Account or the Supplemental Benefit Account, as the case may be, shall continue to be adjusted in accordance with Section 7.1 until it is fully paid to the Participant or Supplemental Benefit Participant or such participant’s Beneficiary.

(b) Distributions That Would Violate Applicable Law. If the Company reasonably anticipates that a payment would violate a Federal securities law or other applicable law, then the payment shall be delayed until the earliest date the Company reasonably anticipates that the payment can be made without a violation of law.

(c) Other Delays. The Company may delay a payment upon any other event or condition prescribed by the Internal Revenue Service that is published in the Internal Revenue Bulletin.

ARTICLE IX

Death Benefits

Section 9.1. Benefits Other Than Those Earned Under Article IV. Except with respect to a Participant or his or her surviving spouse in respect of such Participant’s Defined Benefit Account, a Participant, Supplemental Benefit Participant, Alternate Payee or surviving spouse Beneficiary of a deceased Participant or Supplemental Benefit Participant may designate a Beneficiary or Beneficiaries to receive his or her vested benefit under the Plan, in the event of his or her death and may change his or her designation of Beneficiaries from time to time during his or her lifetime. Such a change shall be on a form filed with the Committee that is either approved by, or acceptable to, the Committee.

(i) The Beneficiary of each Participant or Supplemental Benefit Participant who is married shall be the surviving spouse of such Participant or Supplemental Benefit Participant, unless such spouse consents in writing to the designation of another Beneficiary or Beneficiaries. Each married Participant or Supplemental Benefit Participant may, from time to time, change his or her designation of Beneficiaries; provided, however, that the Participant or Supplemental Benefit Participant may not change his or her Beneficiary without the written consent of his or her spouse, unless such spouse’s prior consent expressly permits designations by the Participant or Supplemental Benefit Participant without any requirement of further consent by the spouse.

(ii) Beneficiary designations shall be on a form provided by, or otherwise acceptable to, the Committee and shall not be effective for any purpose until the form has been filed with the Committee by the Participant, Supplemental Benefit Participant, Alternate Payee or surviving spouse Beneficiary of a deceased Participant or Supplemental Benefit Participant during his or her lifetime. In the event that a Participant, Supplemental Benefit Participant or surviving spouse Beneficiary of a deceased Participant or Supplemental Benefit Participant fails to designate a Beneficiary, or if for any reason such designation shall be legally ineffective, or if all designated Beneficiaries predecease him or her or die simultaneously with him or her, distribution shall be made to his or her spouse; or if none, to his or her surviving children in equal shares; or if none, to his or her surviving parents in equal shares; or if none, his or her surviving siblings; or if none, to his or her estate. In the event that an Alternate Payee fails to designate a Beneficiary, or if for any reason such designation shall be legally ineffective, or if all Beneficiaries predecease such Alternate Payee or die simultaneously with him or her, distribution shall be made to the Alternate Payee’s estate. If a Beneficiary dies after the death of the Participant, Supplemental Benefit Participant, Alternate Payee or surviving spouse Beneficiary of a deceased Participant or Supplemental Benefit Participant, but prior to receiving the distribution that would have been made to such Beneficiary had such Beneficiary’s death not occurred, then, for purposes of the Plan, the distribution that would have been received by such Beneficiary shall be made to such Beneficiary’s estate.

(iii) The written consent described in Section 9.1(b) shall acknowledge the effect of such election and shall be witnessed by a notary public or by a person authorized to do so by the Committee.

(iv) For purposes of this Section 9.1, “Alternate Payee” means an alternate payee, as that term is defined in section 414(p) of the Code, and for whom a qualified domestic relations order creates, recognizes or assigns the right to receive all or a portion of a Participant’s or Supplemental Benefit Participant’s vested benefit under the Plan.

(v) In the event of a Participant’s or Supplemental Benefit Participant’s death before the commencement of benefits, other than his or her benefits attributable to his or her Defined Benefit Account, the Beneficiary of the Participant or Supplemental Benefit Participant, as the case may be, shall receive such benefits in a single, cash lump sum distribution as soon as practicable after such Participant’s or Supplemental Benefit Participant’s death but no later than ninety (90) days thereafter.

(vi) In the event a Participant or Supplemental Benefit Participant dies after installment payments have commenced and before all installment payments have been made, the Beneficiary or Beneficiaries of such Participant or Supplemental Benefit Participant shall receive the remaining installment payments at the same time such Participant or Supplemental Benefit Participant would have received the payments had the Participant or Supplemental Benefit Participant, as the case may be, continued to be alive at such times.

Section 9.2. Benefits Earned Under Article IV. The surviving spouse of a Participant who dies (i) before the payment of the Participant’s Defined Benefit Account has commenced and (ii) after attaining his or her Earliest Retirement Age shall receive a cash lump sum payment that is the Actuarial Equivalent of the survivor portion of the joint and 50% survivor annuity to which the Participant would have been entitled under the Defined Benefit Plan on the date immediately prior to his or her death if the restrictions in section 401(a)(17) or 415 of the Code (or both) did not apply. The surviving spouse of a Participant who dies (i) before the payment of the Participant’s Defined Benefit Account has commenced and (ii) on or before his or her Earliest Retirement Age shall receive a cash lump sum payment that is the Actuarial Equivalent of the survivor portion of the joint and 50% survivor annuity to which the Participant would have been entitled on the date immediately prior to his or her death (unless the Participant had a Separation from Service before his or her death, in which case the date of such Separation from Service shall apply) if the restriction in section 401(a)(17) or 415 of the Code (or both) did not apply, reduced as described in the immediately following sentence, but assuming that the Participant survived to his or her Earliest Retirement Age, retired with a benefit under the Defined Benefit Plan at his or her Earliest Retirement Age and died on the day after the date he or she would have attained his or her Earliest Retirement Age. The vested amount of the deceased Participant’s joint and 50% survivor annuity, upon which his or her surviving spouse’s benefit shall be based, shall be reduced for early commencement, but shall not be reduced to reflect the period of coverage under the preretirement survivor annuity. Benefits earned under Article IV shall be calculated and subject to the same actuarial factors and adjustments used in determining the death benefits under the Defined Benefit Plan. The cash lump sum payment to a Participant’s surviving spouse shall be made on the first business day of the month next following the later of the month in which the Participant’s death occurs and the month in which the Participant’s Earliest Retirement Age would have occurred. There are no other death benefits payable under the Plan with respect to a Participant’s Defined Benefit Account.

ARTICLE X

General Provisions

Section 10.1. Applicable Law. The Plan shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to its conflicts of law principles, to the extent not preempted by federal law. All payments hereunder shall comply with the requirements of section 409A of the Code and the regulations promulgated thereunder. Notwithstanding the foregoing, under no circumstances shall an Employer be responsible for any taxes, penalties, interest or other losses or expenses incurred by a Participant or Supplemental Benefit Participant due to any failure to comply with section 409A of the Code.

Section 10.2. Unfunded Plan. All amounts paid under the Plan shall be paid in cash from the general assets of the Participant’s or Supplemental Benefit Participant’s Employer. Such amounts shall be reflected on the accounting records of such Employer but shall not be construed to create or require the creation of a trust, custodial account, or escrow account. Neither a Participant nor a Supplemental Benefit Participant shall have any right, title, or interest whatever in or to any investment reserves, accounts, or funds that the Company and Affiliates may purchase, establish, or accumulate to aid in providing benefits under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create a trust or fiduciary relationship of any kind between the Company and Affiliates and an employee or any other person. No Participant, Supplemental Benefit Participant or Beneficiary of such a participant shall acquire any interest greater than that of an unsecured creditor.

Section 10.3. Expenses. The expenses of administering the Plan shall be borne by the Employers as determined by the Committee.

Section 10.4. Effect on Other Benefit Plans. Amounts credited or paid under the Plan shall not be considered to be compensation for the purposes of a qualified pension plan maintained by the Company or any Employer. The treatment of such amounts under other employee benefit plans shall be determined pursuant to the provisions of such plans.

Section 10.5. Tax Matters. As determined by the Committee in its sole discretion, the Company, the Participant’s or Supplemental Benefit Participant’s Employer or the trustee shall withhold from any payment of benefits hereunder any taxes that may be due in respect of such payment in such amount as the Company may reasonably estimate to be necessary to cover any taxes for which the Company or the Participant’s or Supplemental Benefit Participant’s Employer may be liable. If benefits credited or payable to a Participant or Supplemental Benefit Participant under the Plan become taxable before the date on which such benefits are actually paid, the Participant’s or Supplemental Benefit Participant’s Employer shall remit any required withholding or employment taxes to the taxing authorities and shall correspondingly reduce the amounts payable under the Plan. If at any time the Plan is found to fail to meet the requirements of section 409A of the Code and the regulations thereunder, the Employer may distribute the amount required to be included in the Participant’s or Supplemental Benefit Participant’s income as a result of such failure. Any amount distributed pursuant to this Section 10.5 shall be charged against amounts owed to the Participant or Supplemental Benefit Participant and offset against future payments. A Participant or Supplemental Benefit Participant shall have no discretion, and shall have no direct or indirect election, as to whether a payment shall be accelerated pursuant to this Section 10.5.

Section 10.6. Indemnification and Exculpation. The members of the Committee, its agents, and officers, directors, employees and agents of the Company and its Affiliates shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person’s gross negligence or willful misconduct.

Section 10.7. Immunity of Committee Members. The members of the Committee may rely upon any information, report or opinion supplied to them by an officer of the Company, the Company’s Senior Manager Benefits World Wide or any legal counsel, independent public accountant, actuary or advisor and shall be fully protected in relying upon any such information, report or opinion. No member of the Committee shall have any liability to the Company, or any Employer, Participant, Supplemental Benefit Participant, former

Participant, former Supplemental Benefit Participant, designated Beneficiary, person claiming under or through any Participant, Supplemental Benefit Participant or designated Beneficiary or other person interested or concerned in connection with any decision made by such member pursuant to the Plan which was based upon any such information, report or opinion if such member reasonably relied thereon in good faith.

Section 10.8. Non-Alienation of Benefits. A Participant’s or Supplemental Benefit Participant’s rights to the amount credited to his or her Account or Supplemental Benefit Account, as the case may be, under the Plan shall not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subject to attachment, garnishment, levy, execution or other legal or equitable process, except to the extent directly ordered by a court of law to comply with a domestic relations order. Any such attempted grant, transfer, pledge or assignment shall be null and void and without any legal effect.

The Company may establish procedures for complying with domestic relations orders and, under such procedures, may make payments from the Participant’s Account pursuant to the terms of a domestic relations order. A “domestic relations order” means any judgment, order, or settlement which is made pursuant to a state domestic relations law and which relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child, or other dependent.

Section 10.9. Plan Not to Affect Employment Relationship. Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Employers to dismiss or otherwise terminate the employment or change the terms of the employment or amount of compensation of any Participant or Supplemental Benefit Participant at any time for any reason with or without cause. By accepting any payment under the Plan, each Participant, Supplemental Benefit Participant, former Participant, former Supplemental Benefit Participant, designated Beneficiary and each person claiming under or through such person, shall be conclusively bound by any action or decision taken or made or to be taken or made under the Plan by the Committee.

Section 10.10. Gender and Number; Headings. Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of sections and subsections of the Plan are inserted for convenience of reference and are not part of the Plan and are not to be considered in the construction thereof.

Section 10.11. Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if illegal or invalid provisions had never been set forth herein. The Company shall have the privilege and opportunity to correct and remedy any illegality or invalidity by amending the Plan pursuant to Section 11.1.

Section 10.12. Subordination of Rights. At the Committee’s request, each Participant, Supplemental Benefit Participant or designated Beneficiary shall sign such documents as the Committee may require in order to subordinate such Participant’s, Supplemental Benefit Participant’s or designated Beneficiary’s rights under the Plan to the rights of such other creditors of the Employers as may be specified by the Committee.

Section 10.13. Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Committee and its successors, on the Employers, and their successors, whether by way of merger, consolidation, purchase or otherwise.

Section 10.14. Payment to Incompetent. If any person entitled to benefits under the Plan shall be a minor or shall be either physically or mentally incompetent in the judgment of the Committee, such benefits may be paid to a court-appointed guardian or trust specifically designated for the benefit or the minor or incompetent Beneficiary. In the event of such payment, the Company, the Board of Directors and the Committee shall be discharged from all further liability for such payment.

ARTICLE XI

Amendment and Termination

Section 11.1. Amendment. The Compensation Committee shall have the right to amend the Plan from time to time except that (i) no such amendment shall, without the consent of the Participant or Supplemental Benefit Participant (or, if the Participant or Supplemental Benefit Participant is deceased, such participant’s Beneficiary), adversely affect the Participant’s or Supplemental Benefit Participant’s (or such participant’s Beneficiary’s) right to any payment under the Plan, and (ii) the Plan shall be amended only to the extent, and in the manner, permitted by section 409A of the Code. Notwithstanding the foregoing, the Company shall not be entitled to amend the Plan after a Change of Control without the Participant’s or Supplemental Benefit Participant’s consent.

Section 11.2. Plan Termination. The Compensation Committee shall have the right to terminate the Plan at any time to the extent, and in the manner, permitted by section 409A of the Code; provided, however, that no termination shall alter a Participant’s or Supplemental Benefit Participant’s (or such participant’s Beneficiary’s) right to any payment under the Plan. In the event the Plan is terminated, the liquidation of vested Accounts shall not be permitted unless the conditions of Treasury Regulation § 1.409A-3(j)(4)(ix) are satisfied.

IN WITNESS WHEREOF, the Company has adopted the Plan on this      day of         , 2008.

TUPPERWARE BRANDS CORPORATION

By: